Exhibit 10

               CONVERTED B.M.J. FINANCIAL CORP. STOCK OPTION PLAN

                                       OF

                                 SUMMIT BANCORP.

I. PURPOSE.

          The Converted B.M.J. Financial Corp. Stock Option Plan of Summit Bancorp (the "Plan") exists solely to enable individuals who on the effective date of the merger of B.M.J. Financial Corp. into Summit Bancorp (the "Merger") held outstanding stock options granted under the former B.M.J. Financial Corp. Director Stock Option Plan (the "B.M.J. Director Plan"), the former B.M.J. Financial Corp. Executive Long-Term Incentive Plan ("B.M.J. Executive Plan") or the former B.M.J. Financial Corp. 1994 Stock Option Plan (the "B.M.J. 1994 Plan") to exercise such options for Common Stock of Summit Bancorp. ("Summit").

II. DEFINITIONS.

          (a) "Beneficiary" means the person or persons designated in writing by the Optionee as his beneficiary with respect to an Option in the event of the Optionee's death; or, in the absence of an effective designation or if the designated person or persons predecease the Optionee, the Optionee's Beneficiary shall be the person or persons who acquire by bequest or inheritance the Optionee's rights in respect of an Option. In order to be effective, a Optionee's designation of a Beneficiary must be on file with the Committee before the Optionee's death. Any such designation may be revoked by the Optionee and a new designation substituted therefor at any time before the Optionee's death.

          (b) Cause. "Cause" means: (a) with respect to Executive Plan Options, the willful failure of Optionee to perform stated duties, or a willful act of Optionee which is monetarily or otherwise injurious to Summit or a subsidiary, as determined by the Committee, (b) with respect to 1994 Plan Options, in connection with termination of employment, a termination for a willful failure of Optionee to perform the duties of his position, or a willful act or omission by the Optionee that is monetarily or otherwise injurious to Summit or a subsidiary of Summit.

          (c) Code. "Code" means the Internal Revenue Code of 1986, as amended.

          (d) Committee. "Committee" is defined to mean the Compensation Committee of the Board of Directors of Summit.

          (e) Common Stock. "Common Stock" is defined to be the common stock, par value $1.20 per share, of Summit.

          (f) Director Plan Options. "Director Plan Options" are defined to be options granted under the B.M.J. Director Plan which were outstanding on the effective date of the Merger and currently

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represent options to purchase Common Stock.

          (g) Disability. "Disability" means:

               (a) with respect to Director Plan Options and Executive Plan Options, the condition which results when an individual has become permanently and totally disabled within the meaning of
               Section 105(d)(4) of the Code;

               (b) with respect to 1994 Plan Options, having a total and permanent disability as defined in Section 22(e)(3) of the Code.

          (h) Executive Plan Options. "Executive Plan Options" are defined to be options granted under the B.M.J. Executive Plan which were outstanding on the effective date of the Merger and currently represent options to purchase Common Stock.

          (i) Fair Market Value.

             (1) "Fair Market Value" with respect to a share or shares of Common Stock shall be determined as follows:

                  (A) Fair Market Value shall be determined in accordance with the Internal Revenue Code of 1986, as amended (the "Code") or regulations promulgated thereunder where the Code or regulations under the Code require fair market value of Common Stock to be determined in accordance with its or their provisions;

                  (B) If subsection (i)(1)(A) above does not apply, Fair Market Value shall be determined as follows: If Common Stock is listed on one or more national securities exchanges in the United States or admitted to trading on one or more national securities exchanges in the United States pursuant to unlisted trading privileges granted by such exchanges (and approved by the U.S. Securities and Exchange Commission) on the date as of which fair market value must be or is to be established (a "valuation date"), Fair Market Value shall be deemed to be (i) the average of the high and low sales price at which Common Stock is sold on such national securities exchanges, considered on a composite basis, on the valuation date, for purposes of Director Plan Options and Executive Plan Options, and (ii) the mean of the high and low sales price at which Common Stock is sold on such national securities exchanges, considered on a composite basis, on the valuation date, for purposes of 1994 Plan Options. If Common Stock is not traded on any of such exchanges on a relevant valuation date, or none or such national securities exchanges are open for business on the relevant valuation date, the valuation date shall become the closest preceding date on which any of such exchanges shall have been open for business and Common Stock shall have been traded.

          (2) Notwithstanding any of the foregoing, the Committee shall at all times retain the power to establish fair market value in the event that, in its discretion, it determines that extraordinary circumstances or conditions have affected trading in Common Stock on one or more of such

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exchanges such that, in its judgment, the Fair Market Value determined in accordance with the foregoing does not reflect the true fair market value of Common Stock on the relevant valuation date. For all purposes under this Plan, the determination by the Committee of the fair market value shall be conclusive.

          (j) Grant Letter. "Grant Letter" is defined as the letter from Summit to the Optionee granting Options (as defined herein) under the Plan.

          (k) 1994 Plan Option. "1994 Plan Options" are defined to be options granted under the B.M.J. 1994 Plan which were outstanding on the effective date of the Merger and currently represent options to purchase Common Stock.

          (l) Optionee. As the context requires, an "Optionee" is defined to be an individual holding a Director Plan Option, an Executive Plan Option or a 1994 Plan Option.

          (m) Options. "Options" means Director Plan Options, Executive Plan Options and 1994 Plan Options, collectively.

          (n) Retirement. "Retirement" means (i) the Optionee's termination of employment with Summit at a time when Optionee is eligible to receive an immediately payable retirement benefit under Summit's tax qualified defined benefit pension plan, for purposes of 1994 Plan Options, and (ii) the Optionee's termination of employment with Summit at a time when the Optionee receives an immediately payable retirement benefit under Summit's retirement plan or under any other retirement plan that is determined by the Committee to be the functional equivalent of Summit's retirement plan, for purposes of Executive Plan Options.

III. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems as necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Optionees and on their legal representatives and beneficiaries.

IV. NO RIGHTS OF A SHAREHOLDER; NONTRANSFERABILITY.

          (a) An Optionee shall have no rights as a shareholder with respect to any Common Stock covered by an Option until the date of issuance of a stock certificate for such Common Stock. Nothing in this Plan or in any Option confers on any person any right to continue in the employ of or perform any services for Summit or any affiliate of Summit or interferes in any way with the right of Summit or any affiliate of Summit to terminate the employment of any employee at any time.

          (b) The Options may not be transferred or assigned by an Optionee otherwise than by will or the laws of descent and distribution or be exercised other than by Optionee or his or her guardian

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or legal representative or, in the case of his or her death, by his or her personal representative, heir or legatee.

V. COMMON STOCK SUBJECT TO THE PLAN; ADJUSTMENT PROVISIONS.
Common Stock delivered upon exercise of an Option may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held by Summit as treasury stock. If, as a result of any stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction, the outstanding Common Stock is increased or decreased or exchanged for a different number or kind or shares of other new securities of the Company, the Committee shall proportionally adjust the number of shares of Common Stock subject to Options and the price thereof as it deems appropriate.

VI. MANNER OF EXERCISE. Options may be exercised from time to time, in whole or in part, by delivering a written notice of exercise to the Office of the Corporate Secretary of Summit at 301 Carnegie Center, P.O. Box 2066, Princeton, New Jersey 08543. Such notice is irrevocable and must be accompanied by full payment of the purchase price.

VII. DIRECTOR PLAN OPTIONS

          (a) Payment. - Upon exercise of a Director Plan Option the purchase price will be payable in full in cash, or, in the discretion of the Committee by the assignment and delivery to Summit of Shares of Common Stock owned by the Director, or, in some combination thereof. Any shares so assigned and delivered to Summit in payment or partial payment of the purchase price will be valued at their Fair Market Value.

          (b) Expiration. - A Director Plan Option shall expire ten years from the date of grant (subject to prior termination as hereinafter provided).

          (c) Effect of Termination of Service. - In the event that a Director ceases to serve on the Board of Summit or any of its subsidiaries, any outstanding Director Plan Options held by such Director shall, unless otherwise specified, terminate as follows:

               (1) If the Director's termination of service is by reason of death or permanent disability, the Director Plan Option may thereafter be immediately exercised in full by the Director or a legal representative of the estate, as applicable, for a period of one (1) year from the date of death or permanent disability, or until the Director Plan Option expires, whichever is earliest.

               (2) If the Director's termination of service is by Summit or a subsidiary for a willful failure of the Director to perform stated duties, or a willful act by the Director which is monetarily or otherwise injurious to Summit or a subsidiary, the option(s) previously granted to such individual shall immediately expire.


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               (3)  If the Director's termination of service is for any reason other than as specified in Sections VII (c)(1) and (c)(2) hereof, all options (to the extent exercisable at the time of grant of the Director's termination), shall be exercisable for a period of one (1) year from the date of termination or until the Director Plan Option expires, whichever is earliest.

          (d) Withholding. -Summit shall have the right, in connection with a Director's exercise of a Director Plan Option, to require the Director to pay Summit an amount sufficient to provide for any taxes to be withheld by law.

VIII. EXECUTIVE PLAN OPTIONS

          (a) Payment. - Upon the exercise of an Executive Plan Option, the purchase price will be payable in full in cash or in the discretion of the Committee, by the assignment and delivery to Summit of shares of Common Stock owned by the Optionee or a combination thereof. Any shares so assigned and delivered to Summit in partial payment of the purchase price will be valued at their Fair Market Value.

          (b) Expiration. - An Executive Plan Option shall expire on the date set forth in the Grant Letter for a particular option (subject to prior termination as herewith provided).

          (c) Effective of Termination of Employment. - In the event that an Optionee ceases to be employed by Summit or any of its subsidiaries, any outstanding Executive Plan Options held by such Optionee shall, unless otherwise specified in the original grant, terminate as follows:

               (i) If the Optionee's termination of employment is by reason of death or permanent disability, the Executive Plan Option may thereafter be immediately exercised in full by the Optionee or a legal representative of the estate, as applicable, for a period of one (1) year from the date of death or permanent disability, or until the Executive Plan Option expires, whichever is earliest.

               (ii) If the Optionee's termination of employment is by Summit or a subsidiary for a willful failure of the Optionee to perform stated duties, or a willful act by the optionee which is monetarily or otherwise injurious to the Company or the subsidiary, the Executive Plan Option(s) previously granted to such individual shall immediately expire.

               (iii) If the Optionee's termination of employment is for any reason, other than as specified in Sections VIII(c)(i) and
                    (ii) hereof, all Executive Plan Options (to the extent exercisable at the time of the Optionee's termination of employment) shall be exercisable for a period of three (3) months from the date of termination or until the Executive Plan Option expires, whichever is earliest.


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          (d) Withholding. - Summit shall be entitled, if necessary or desirable, to withhold the amount of any tax attributable to any amounts payable under any Executive Plan Option after giving the person entitled to receive such amount notice as far in advance as practicable. Summit may defer making payment of any Executive Plan Option if any such tax, charge or assessment may be pending until indemnified to its satisfaction.

          (e) Designation of Beneficiary. - Each Optionee may, with the consent of the Committee, designate a person or persons to receive in the event of his/her death, any Option or any amounts payable pursuant thereto, to which he/she would then be entitled. Such designation will be made upon forms supplied by and delivered to the company and may be revoked in writing. If an optionee fails effectively to designate a beneficiary, then his/her estate will be deemed to be the beneficiary.

IX. 1994 PLAN OPTIONS.

          (a) Payment. - The exercise price of an 1994 Option Plan may be payable, at the discretion of the Committee, by any one or a combination of the following methods: (1) by personal check, money order, cashier's check, or certified check, (2) by having Summit withhold shares otherwise deliverable to the Optionee or by the tender of other shares to Summit or (3) unless the Committee expressly provides otherwise (at the time of grant in the case of Incentive Stock Option or at any time prior to exercise or purchase in the case of a Nonqualified Stock Option) by cash payment made by the Optionee's broker pursuant to the Optionee's instructions (and, if so instructed by the Optionee, cash payment by the Optionee's broker of the amount of any taxes to be withheld in connection with the exercise), accompanied by the Optionee's irrevocable instructions to Summit to deliver the shares issuable upon exercise of the 1994 Plan Option promptly to the broker for the Optionee's account; provided that, in the case of any director or officer (within the meaning of Section 16 of the 1934 Act) of Summit, such exercise would not subject the Optionee to short-swing profit recovery provision of Section 16(b) of the 1934 Act. Shares tendered in satisfaction of the 1994 Plan Option price shall be valued at their Fair Market Value on the date of tender. The Committee shall determine acceptable methods for tendering shares to exercise an 1994 Plan Option under the Plan, and may impose such limitations and prohibitions on the use of shares to exercise 1994 Plan Options as it deems appropriate. The date of exercise of an 1994 Plan Option shall be deemed to be the date on which the notice of exercise and payment of the 1994 Plan Option price are received by the Committee or, if such notice of exercise and payment are mailed in the United States and the United States Postal Service has stamped its postmark thereon, then on the date of such postmark.

          (b) Expiration. - A 1994 Plan Option shall expire on the date set forth in the Grant Letter and, in no event, later than ten years from the date of original grant (subject to prior termination as hereinafter provided).

          (c) Effect of Termination of Employment. - Unless the terms of the original grant provided otherwise, a 1994 Plan Option shall be exercisable after a termination of employment as follows:

               (i) If the Optionee's employment with Summit terminates for any reason other than a reason specified in subsections (ii) through (v) below, the 1994 Plan Option, to the extent exercisable on such date of termination, shall continue to be exercisable at any time within the three-month period following such termination of employment, but not after such period. For purposes of this Section, references to employment with Summit shall be deemed to include employment

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                    with a subsidiary.

               (ii) If the Optionee's employment with Summit terminates for
                    Cause, the 1994 Plan Option shall be canceled immediately.

               (iii) If the Optionee's employment with Summit terminates because of Retirement, the 1994 Plan Option, to the extent exercisable on such date of termination, shall be exercisable at any time within the 12-month period following such Retirement, but not after such period.

               (iv) If the Optionee's employment with Summit terminates because of the Optionee's Disability, the 1994 Plan Option shall be exercisable at any time within the 12- month period following such termination of employment, but not after such period.

               (v) If a Optionee's employment with Summit terminates because of the Optionee's death, the 1994 Plan Option shall be exercisable at any time within the 12-month period following the Optionee's death, but not after such period. Any 1994 Plan Option held by the Optionee on the date of his death may be exercised only by the Optionee's Beneficiary; provided, however, that if the Optionee's Beneficiary dies while the 1994 Plan Option is exercisable pursuant to this subsection (v), the executor or administrator of the Beneficiary's estate may exercise the 1994 Plan Option within the period specified in the preceding sentence hereof. If the Optionee and the Optionee's Beneficiary die in circumstances in which there is not sufficient evidence that the two have died otherwise than simultaneously, the Beneficiary shall be deemed to have predeceased the Optionee.

               (vi) Notwithstanding any other provision of this Section, in no event shall an 1994 Plan Option be exercisable after the expiration date specified in the original grant letter.

          (d) Tax Withholding.

               (i) Summit shall have the right to collect an amount sufficient to satisfy any federal, state, and/or local withholding tax requirements that might apply with respect to any 1994 Plan Option in the manner specified in subsection (ii) or (iii) below. Alternatively, an Optionee may elect to satisfy any such withholding tax requirements in the manner specified in subsection (iv) or (v) below to the extent permitted therein.

               (ii) Summit shall have the right to require Optionees to remit to
                    Summit an amount sufficient to satisfy any such withholding tax requirements.


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               (iii) Summit and any subsidiary also shall, to the extent
                    permitted by law, have the right to deduct from any payment of any kind (whether or not related to the Plan) otherwise due to a Optionee any such taxes required to be withheld.

               (iv) If the Committee in its sole discretion approves, an
                    Optionee may irrevocably elect to have any withholding tax obligation satisfied by (i) having Summit withhold shares otherwise deliverable to the Optionee with respect to the 1994 Plan Option, or (ii) delivering other shares to Summit; provided that, in the case of any director or officer (within the meaning of Section 16 of the 1934 Act) of Summit), such payment would not subject the Optionee to the short-swing profit recovery provisions of Section 16(b) of the 1934 Act.

               (v) If permitted by the Committee, a Optionee may elect to have any withholding tax obligation satisfied in the manner described in Section IX(a), to the extent permitted therein.

          (e) Conditions On Options The grant or exercise of an 1994 Plan Option and the distribution of shares under the 1994 Plan shall be subject to the condition that, if at any time Summit shall determine (in accordance with the provisions of the following sentence) that it is necessary as a condition of, or in connection with, such grant, exercise, or distribution (1) to satisfy withholding tax or other withholding liabilities, (2) to effect the listing, registration, or qualification on any securities exchange, on any quotation system, or under any federal, state or local law, of any Common Stock otherwise deliverable in connection with such grant, exercise, or distribution, or (3) to obtain the consent or approval of any regulatory body, then in any such event such grant, exercise, or distribution shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to Summit in its reasonable and good faith judgment. In seeking to effect or obtain any such withholding, listing, registration, qualification, consent, or approval, Summit shall act with all reasonable diligence. Any such postponement or limitation affecting the grant or right to exercise an 1994 Plan Option or the distribution of Common Stock shall not extend the time within which the 1994 Plan Option may be granted or exercised or the Common Stock distributed, unless Summit and Optionee choose to amend the terms of the 1994 Plan Option to provide for such an extension; and neither Summit, nor any of its directors or officers shall have any obligation or liability to the Optionee or to a Beneficiary by reason of any such postponement or limitation.

          Subject to any required action by the company's shareholders, if the Company shall be a party to any merger, consolidation, or reorganization in which shares are changed or exchanged an Optionee holding an outstanding option shall be entitled to receive, upon the exercie of such option, the same consideration that a holder of the same number of shares that are subject to the option is entitled to receive pursuant to such merger, consolidation or reorganization.

          (f) Fractional Shares. No fractional shares shall be issued pursuant to the exercise of 1994 Plan Options. The Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of fractional shares, or whether fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

X. AMENDMENT OF THE PLAN. The Board may at any time, and from time to time, modify or amend the Plan in any respect; provided however, that if necessary to continue to qualify the Plan under SEC Rule 16b-3, shareholder approval shall also be required for any modification or amendment which extends the period during which options may be granted or exercised beyond the times originally prescribed. No such modification or amendment may affect the rights of an Optionee under an outstanding Option.

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